Exhibit 99.1
Sumisho Air Lease Announces First Quarter 2026 Results
Los Angeles, California, May 7, 2026 — Sumisho Air Lease announces financial results for the three months ended March 31, 2026.
First Quarter 2026 Results
The following table summarizes the operating results for Sumisho Air Lease Corporation (the “Company”) for the three months ended March 31, 2026 and 2025 (in millions, except per share amounts and percentages):

Operating Results

	Three Months Ended March 31,
	2026	2025	$ change	% change
Revenues	$739.2	$738.3	$0.9	0.1%
Operating expenses	(589.3)	(598.6)	9.3	(1.6)%
Recoveries of Russian fleet write-off	—	331.9	(331.9)	—
Income before taxes	149.9	471.7	(321.8)	(68.2)%
Net income attributable to common stockholders	$114.8	$364.8	$(250.0)	(68.5)%
Diluted earnings per share	$1.02	$3.26	$(2.24)	(68.7)%
Adjusted net income before income taxes(1)	$165.4	$169.5	$(4.1)	(2.4)%
Adjusted diluted earnings per share before income taxes(1)	$1.47	$1.51	$(0.04)	(2.6)%

Key Financial Ratios

	Three Months Ended March 31,
	2026	2025
Pre-tax margin	20.3%	63.9%
Adjusted pre-tax margin(1)	22.4%	23.0%
——————————————————————
(1) Adjusted net income before income taxes, adjusted diluted earnings per share before income taxes and adjusted pre-tax margin have been adjusted to exclude the effects of certain non-cash items and other items that we do not believe are indicative of our ongoing operations, such as retirement compensation, merger related costs, and recoveries related to our former Russian fleet. See note 1 under the Consolidated Statements of Income included in this earnings release for a discussion of the non-GAAP measures and a reconciliation to their most comparable GAAP financial measures.

Highlights
•On April 8, 2026, Air Lease Corporation completed the previously announced merger (the “Merger”) of Takeoff Merger Sub Inc., with and into Air Lease Corporation, with Air Lease Corporation surviving the Merger as an indirect subsidiary of Sumisho Air Lease Corporation Designated Activity Company (“Parent”). Parent is a new holding company established in connection with the Merger and is jointly owned, directly or indirectly, by Sumitomo Corporation, SMBC Aviation Capital Limited (“SMBC AC”) and investment vehicles affiliated with Apollo managed funds and Brookfield. Air Lease Corporation changed its name to Sumisho Air Lease Corporation in connection with the Merger.
•During the first quarter, we took delivery of 12 aircraft from our orderbook, representing $780 million in aircraft investments, ending the period with 496 aircraft in our owned fleet and over $33 billion in total assets.
•Sold six aircraft during the first quarter for $275 million in sales proceeds.
•We have $5.6 billion of aircraft in our sales pipeline1, which includes approximately $940 million in flight equipment held for sale as of March 31, 2026 and approximately $4.6 billion of aircraft subject to letters of intent.

Financial Overview
First Quarter 2026 vs. First Quarter 2025
Our total rental of flight equipment revenue for the three months ended March 31, 2026 increased by approximately 4%, to $674 million, as compared to the three months ended March 31, 2025. The increase is primarily due to the growth of our flight equipment subject to operating leases since March 31, 2025 and an increase in our portfolio lease yield.

Our gain on aircraft sales and trading and other income decreased to $65 million for the three months ended March 31, 2026, as compared to $93 million for the three months ended March 31, 2025, which was primarily driven by lower sales activity. During the three months ended March 31, 2026, we recorded $53 million in gains from the sale of six aircraft, compared to $61 million in gains from the sale of 16 aircraft and $8 million from one sales-type lease for the three months ended March 31, 2025. In addition, we had a $8 million decrease in management fee revenue and a $4 million decrease in other income, which includes interest income, foreign currency fluctuations on our sales-type leases and other miscellaneous income from the prior year period.

Our total operating expenses decreased by 2% to $589 million during the three months ended March 31, 2026, as compared to $599 million of total operating expenses, excluding the recovery of our Russian fleet write-off of $332 million, during the three months ended March 31, 2025. Despite the increase in our composite cost of funds, our interest expense decreased by $8 million due to lower average debt balances during the period. In addition, although we incurred $9 million in merger-related costs during the first quarter of 2026, this was largely offset by non-recurring retirement expenses for our former executive chairman recognized during the first quarter of 2025, resulting in our selling, general and administrative expenses to be relatively flat as compared to the prior year period. Depreciation expense for the three months ended March 31, 2026, compared to the three months ended March 31, 2025 increased $11 million due to the growth of our fleet.

Our net income attributable to common stockholders for the three months ended March 31, 2026 decreased to $115 million, or $1.02 per diluted share, from $365 million, or $3.26 per diluted share, for the three months ended March 31, 2025. In the prior year, we benefited from a $332 million settlement of insurance claims with certain insurers related to aircraft detained in Russia, as well as higher gains on sales, resulting in a decrease in our net income attributable to common stockholders in the current period. These were slightly offset by higher total rental of flight equipment revenue in the current period and an overall decrease in our total operating expenses, as discussed above.

For the three months ended March 31, 2026, we recorded adjusted net income before income taxes of $165 million, or $1.47 per adjusted diluted share, as compared to adjusted net income before income taxes of $169 million, or $1.51 per adjusted diluted share, for the three months ended March 31, 2025. Despite the increase in our rental revenues due to the growth of our fleet and higher portfolio lease yield in the current period, our adjusted net income decreased primarily due to lower sales activity and an increase in depreciation expense, partially offset by a decrease in interest expense due to lower average debt balances during the period.

Flight Equipment Portfolio
As of March 31, 2026, the net book value of our flight equipment subject to operating leases was $28.9 billion, compared to $29.1 billion as of December 31, 2025. During the quarter, we reclassified $628.9 million in aircraft value to flight equipment held for sale, resulting in a decrease in the net book value of our fleet. As of March 31, 2026, we owned 496 aircraft in our aircraft portfolio, comprised of 357 narrowbody aircraft and 139 widebody aircraft, and we managed 40 aircraft. The weighted average fleet age and weighted average
1 Aircraft in our sales pipeline is as of March 31, 2026, and includes letters of intent and sale agreements signed through May 7, 2026.

remaining lease term of flight equipment subject to operating leases as of March 31, 2026 was 5.0 years and 7.2 years, respectively. We had a globally diversified customer base comprised of 103 airlines in 52 countries as of March 31, 2026.

The following table summarizes the key portfolio metrics of our fleet as of March 31, 2026 and December 31, 2025:

	March 31, 2026		December 31, 2025
Net book value of flight equipment subject to operating leases	$28.9	billion	$29.1	billion
Weighted-average fleet age(1)	5.0 years		4.9 years
Weighted-average remaining lease term(1)	7.2 years		7.2 years

Owned fleet(2)	496		490
Managed fleet(3)	40		45
Aircraft on order(4)	206		218
Total	742		753

Current fleet contracted rentals	$19.2	billion	$19.6	billion
Committed fleet rentals(4)	$8.6	billion	$9.3	billion
Total committed rentals	$27.8	billion	$28.9	billion

(1) Weighted-average fleet age and remaining lease term calculated based on net book value of our flight equipment subject to operating leases.
(2) As of March 31, 2026 and December 31, 2025, our owned fleet count included 25 and 12 aircraft classified as flight equipment held for sale, respectively, and 17 and 16 aircraft classified as net investments in sales-type leases, respectively.

(3) We will continue to manage our managed fleet after the Merger; however, certain services for the aircraft and leases will be subserviced by SMBC AC.
(4) On April 8, 2026, in connection with the closing of the Merger, SMBC AC acquired the rights to our outstanding orderbook for undelivered aircraft. For further discussion on the Merger see our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.

The following table details the regional concentration of our flight equipment subject to operating leases:

	March 31, 2026	December 31, 2025
Region	% of Net Book Value	% of Net Book Value
Europe	39.2%	39.1%
Asia Pacific	36.9%	36.5%
Central America, South America, and Mexico	10.5%	10.7%
The Middle East and Africa	7.1%	7.8%
U.S. and Canada	6.3%	5.9%
Total	100.0%	100.0%

The following table details the composition of our owned fleet by aircraft type:

	March 31, 2026		December 31, 2025
Aircraft type	Number of Aircraft	% of Total	Number of Aircraft	% of Total
Airbus A220-100	9	1.8%	8	1.6%
Airbus A220-300	34	6.9%	33	6.7%
Airbus A320-200	16	3.2%	17	3.5%
Airbus A320-200neo	20	4.0%	23	4.7%
Airbus A321-200	17	3.4%	17	3.5%
Airbus A321-200neo	112	22.6%	109	22.2%
Airbus A330-200(1)	13	2.6%	13	2.7%
Airbus A330-300	5	1.0%	5	1.0%
Airbus A330-900neo	28	5.6%	28	5.7%
Airbus A350-900	17	3.4%	17	3.5%
Airbus A350-1000	8	1.6%	8	1.6%
Boeing 737-800	37	7.5%	38	7.8%
Boeing 737-8 MAX	76	15.3%	71	14.5%
Boeing 737-9 MAX	35	7.1%	35	7.1%
Boeing 777-200ER	1	0.2%	1	0.2%
Boeing 777-300ER	23	4.6%	23	4.7%
Boeing 787-9	26	5.2%	26	5.3%
Boeing 787-10	18	3.7%	17	3.5%
Embraer E190	1	0.3%	1	0.2%
Total(2)	496	100.0%	490	100.0%

(1) As of March 31, 2026 and December 31, 2025, aircraft count includes three Airbus A330-200 aircraft classified as freighters, respectively.
(2) As of March 31, 2026 and December 31, 2025, our owned fleet count included 25 and 12 aircraft classified as flight equipment held for sale, respectively, and 17 and 16 aircraft classified as net investments in sales-type leases, respectively.

Debt Financing Activities
Our total debt financing, net of discounts and issuance costs, was $20.8 billion, $19.8 billion and $19.7 billion as of April 30, 2026, March 31, 2026 and December 31, 2025, respectively. As of April 30, 2026, March 31, 2026, and December 31, 2025, 78.8%, 67.6% and 76.8% of our total debt financing was at a fixed rate, respectively and 99.2% and 97.9% and 97.5% was unsecured. Our composite cost of funds was 4.33%, 4.29% and 4.15% as of April 30, 2026, March 31, 2026 and December 31, 2025, respectively. We ended the quarter with total liquidity of $5.4 billion.

As of the end of the periods presented, our debt portfolio was comprised of the following components (dollars in millions, except percentages):

	April 30, 2026	March 31, 2026	December 31, 2025
Unsecured
Senior unsecured securities	$16,417	$12,390	$13,861
Term financings	4,244	3,607	3,847
Commercial paper	—	1,046	1,361
Revolving credit facility	—	2,470	—
Other revolving credit facilities	—	—	300
Total unsecured debt financing	20,661	19,513	19,369
Secured
Term financings	—	255	318
Export credit financing	169	171	175
Total secured debt financing	169	426	493

Total debt financing	20,830	19,939	19,862
Less: Debt discounts and issuance costs	(49)	(120)	(132)
Debt financing, net of discounts and issuance costs	$20,781	$19,819	$19,730
Selected interest rates and ratios:
Composite interest rate(1)	4.33%	4.29%	4.15%
Composite interest rate on fixed-rate debt(1)	4.18%	4.02%	3.91%
Percentage of total debt at a fixed-rate	78.81%	67.57%	76.85%

(1) This rate does not include the effect of upfront fees, facility fees, undrawn fees or amortization of debt discounts and issuance costs.

Conference Call
In connection with this earnings release, Sumisho Air Lease will host a conference call on May 7, 2026 at 4:30 PM Eastern Time to discuss the Company's financial results for the first quarter of 2026.
Investors can participate in the conference call by dialing 1 (800) 715-9871 domestic or 1 (646) 307-1963 international. The passcode for the call is 5685809.

The conference call will also be broadcast live through a link on the Investors page of the Sumisho Air Lease website at www.sumisho.aero. Materials presented during the conference call will also be posted on the Sumisho Air Lease website. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A transcript of the conference call will be available on the Investors page of the Sumisho Air Lease website for a period of 12 months following the conference call.

About Sumisho Air Lease
Sumisho Air Lease Corporation is a leading global aircraft leasing company acquired by Sumitomo Corporation, SMBC Aviation Capital, and investment vehicles affiliated with Apollo and Brookfield in April 2026. The company is principally engaged in leasing liquid and new technology aircraft to airlines throughout the world. Sumisho Air Lease routinely posts information that may be important to investors in the “Investors” section of its website at www.sumisho.aero. Investors and potential investors are encouraged to consult Sumisho Air Lease’s website regularly for important information. The information contained on, or that may be accessed through, Sumisho Air Lease’s website is not incorporated by reference into, and is not a part of, this press release.

Contact

Investors:
Jason Arnold Vice President, Investor Relations Email: investors@sumisho.aero

Media:
Ashley Arnold Senior Manager, Media and Investor Relations Email: press@sumisho.aero

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this press release and include statements regarding, among other matters, the state of the airline industry, our ability to access the capital and debt markets, our aircraft sales pipeline and expectations, changes in inflation and interest rates and other macroeconomic conditions and other factors affecting our financial condition or results of operations. Words such as “can,” “could,” “may,” “predicts,” “potential,” “will,” “projects,” “continuing,” “ongoing,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and “should,” and variations of these words and similar expressions, are used in many cases to identify these forward-looking statements. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors that may cause our actual results, performance or achievements, or industry results to vary materially from our future results, performance or achievements, or those of our industry, expressed or implied in such forward-looking statements. Such factors include, among others:

•our inability to obtain additional capital on favorable terms, or at all, to service our debt obligations and refinance maturing debt obligations;
•increases in our cost of borrowing, decreases in our credit ratings or changes in interest rates;
•our inability to generate sufficient returns on our aircraft investments through strategic aircraft acquisitions and profitable leasing;
•obsolescence of, or changes in overall demand for, our aircraft;
•changes in the value of, and lease rates for, our aircraft, including as a result of aircraft oversupply, manufacturer production levels, our lessees’ failure to maintain our aircraft, inflation, and other factors outside of our control;
•impaired financial condition and liquidity of our lessees, including due to lessee defaults and reorganizations, bankruptcies or similar proceedings;
•potential conflicts of interest with SMBC AC, as servicer of the majority of our aircraft;
•increased competition from other aircraft lessors;
•the failure by our lessees to adequately insure our aircraft or fulfill their contractual indemnity obligations to us, or the failure of such insurers to fulfill their contractual obligations;
•increased tariffs and other restrictions on trade;
•changes in the regulatory environment, including changes in tax laws and environmental regulations;
•other events affecting our business or the business of our lessees and aircraft manufacturers or their suppliers that are beyond our or their control, such as the threat or realization of epidemic diseases, natural disasters, terrorist attacks, war or armed hostilities between countries or non-state actors; and
•any additional factors discussed under “Part II — Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, and other Securities and Exchange Commission (“SEC”) filings, including future SEC filings.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not intend and undertake no obligation to update any forward-looking information to reflect actual results or events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

###

Sumisho Air Lease Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	March 31, 2026	December 31, 2025
	(in thousands, except share and par value amounts)
Assets
Cash and cash equivalents	$554,062	$466,410
Restricted cash	502	3,540
Flight equipment subject to operating leases	35,732,476	35,880,458
Less accumulated depreciation	(6,857,633)	(6,826,828)
	28,874,843	29,053,630
Net investment in sales-type leases	462,797	460,806
Deposits on flight equipment purchases	1,081,857	1,052,141
Flight equipment held for sale	940,330	529,016
Other assets	1,253,889	1,318,150
Total assets	$33,168,280	$32,883,693
Liabilities and Stockholders’ Equity
Accrued interest and other payables	$1,063,515	$1,012,345
Debt financing, net of discounts and issuance costs	19,819,195	19,730,129
Security deposits on flight equipment leases	618,667	622,556
Maintenance reserves on flight equipment leases	1,542,339	1,477,046
Rentals received in advance	127,109	143,631
Deferred tax liability	1,448,357	1,425,230
Total liabilities	$24,619,182	$24,410,937
Stockholders’ Equity
Preferred Stock, $0.01 par value; 50,000,000 shares authorized; 900,000 (aggregate liquidation preference of $900,000) shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	9	9
Class A common stock, $0.01 par value; 500,000,000 shares authorized; 112,415,671 and 112,035,408 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	1,124	1,120
Class B Non-Voting common stock, $0.01 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Paid-in capital	3,372,554	3,383,414
Retained earnings	5,183,013	5,092,929
Accumulated other comprehensive (loss)	(7,602)	(4,716)
Total stockholders’ equity	$8,549,098	$8,472,756
Total liabilities and stockholders’ equity	$33,168,280	$32,883,693

Sumisho Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2026	2025
	(unaudited)
Revenues and other income
Rental of flight equipment revenue
Lease rentals	$666,675	$637,233
Maintenance rentals and other receipts	7,241	8,137
Total rental of flight equipment revenue	673,916	645,370
Gain on aircraft sales and trading and other income	65,307	92,912
Total revenues and other income	739,223	738,282

Expenses
Interest	201,844	208,574
Amortization of debt discounts and issuance costs	12,408	13,995
Interest expense	214,252	222,569

Depreciation of flight equipment	309,783	299,019
Recoveries of Russian fleet write-off	—	(331,938)
Selling, general and administrative	60,191	59,348
Stock-based compensation expense	5,096	17,616
Total expenses	589,322	266,614
Income before taxes	149,901	471,668
Income tax expense	(24,005)	(95,836)
Net income	$125,896	$375,832
Preferred stock dividends	(11,081)	(11,081)
Net income attributable to common stockholders	$114,815	$364,751

Earnings per share of common stock:
Basic	$1.03	$3.27
Diluted	$1.02	$3.26
Weighted-average shares of common stock outstanding
Basic	111,936,166	111,549,903
Diluted	112,484,656	112,030,382

Other financial data
Pre-tax margin	20.3%	63.9%
Adjusted net income before income taxes(1)	$165,412	$169,490
Adjusted diluted earnings per share before income taxes(1)	$1.47	$1.51
Adjusted pre-tax margin(1)	22.4%	23.0%
(1)Adjusted net income before income taxes (defined as net income attributable to common stockholders excluding the effects of certain non-cash items and other items that we do not believe are indicative of our ongoing operations, such as retirement compensation, merger related costs and recoveries related to our former Russian fleet), adjusted pre-tax margin (defined as adjusted net income before income taxes divided by total revenues) and adjusted diluted earnings per share before income taxes (defined as adjusted net income before income taxes divided by the weighted average diluted common shares outstanding) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net income attributable to common stockholders, pre-tax margin, earnings per share and diluted earnings per share, or any other performance measures derived in accordance with GAAP. Adjusted net income before income taxes, adjusted pre-tax margin and adjusted diluted earnings per share before income taxes are presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Sumisho Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

Management and our board of directors use adjusted net income before income taxes, adjusted pre-tax margin and adjusted diluted earnings per share before income taxes to assess our consolidated financial and operating performance. Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items and other items that we do not believe are indicative of our ongoing operations. Adjusted net income before income taxes, adjusted pre-tax margin and adjusted diluted earnings per share before income taxes, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes, adjusted pre-tax margin and adjusted diluted earnings per share before income taxes do not reflect our cash expenditures or changes in our cash requirements for our working capital needs. In addition, our calculation of adjusted net income before income taxes, adjusted pre-tax margin and adjusted diluted earnings per share before income taxes may differ from the adjusted net income before income taxes, adjusted pre-tax margin and adjusted diluted earnings per share before income taxes or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

The following table shows the reconciliation of the numerator for adjusted pre-tax margin (in thousands, except percentages):

	Three Months Ended March 31,
	2026	2025
	(unaudited)
Reconciliation of the numerator for adjusted pre-tax margin (net income attributable to common stockholders to adjusted net income before income taxes):
Net income attributable to common stockholders	$114,815	$364,751
Amortization of debt discounts and issuance costs	12,408	13,995
Recoveries of Russian fleet write-off	—	(331,938)
Stock-based compensation expense	5,096	17,616
Retirement compensation expense	—	9,230
Merger related costs	9,088	—
Income tax expense	24,005	95,836
Adjusted net income before income taxes	$165,412	$169,490

Denominator for adjusted pre-tax margin:
Total revenues	$739,223	$738,282
Adjusted pre-tax margin(a)	22.4%	23.0%

(a) Adjusted pre-tax margin is adjusted net income before income taxes divided by total revenues.

Sumisho Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

The following table shows the reconciliation of the numerator for adjusted diluted earnings per share before income taxes (in thousands, except share and per share amounts):

	Three Months Ended March 31,
	2026	2025
	(unaudited)
Reconciliation of the numerator for adjusted diluted earnings per share (net income attributable to common stockholders to adjusted net income before income taxes):
Net income attributable to common stockholders	$114,815	$364,751
Amortization of debt discounts and issuance costs	12,408	13,995
Recoveries of Russian fleet write-off	—	(331,938)
Stock-based compensation expense	5,096	17,616
Retirement compensation expense	—	9,230
Merger related costs	9,088	—
Income tax expense	24,005	95,836
Adjusted net income before income taxes	$165,412	$169,490

Denominator for adjusted diluted earnings per share:
Weighted-average diluted common shares outstanding	112,484,656	112,030,382
Adjusted diluted earnings per share before income taxes(b)	$1.47	$1.51

(b) Adjusted diluted earnings per share before income taxes is adjusted net income before income taxes divided by weighted-average diluted common shares outstanding.

Sumisho Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2026	2025
	(unaudited)
Operating Activities
Net income	$125,896	$375,832
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	309,783	299,019
Recoveries of Russian fleet write-off	—	(331,938)
Stock-based compensation expense	5,096	17,616
Deferred taxes	23,912	95,322
Amortization of prepaid lease costs	21,049	22,704
Amortization of discounts and debt issuance costs	12,408	13,995
Foreign currency remeasurement (gain)/loss on sales-type leases	3,058	(5,764)
Gain on aircraft sales, trading and other activity	(53,780)	(68,838)
Changes in operating assets and liabilities:
Other assets	38,434	13,581
Accrued interest and other payables	34,003	(34,234)
Rentals received in advance	(16,522)	(8,949)
Net cash provided by operating activities	503,337	388,346
Investing Activities
Acquisition of flight equipment	(572,689)	(585,725)
Payments for deposits on flight equipment purchases	(189,766)	(179,774)
Proceeds from aircraft sales, trading and other activity	248,586	407,624
Proceeds from settlement of insurance claims	—	328,546
Acquisition of aircraft furnishings, equipment and other assets	(58,314)	(72,871)
Net cash used in investing activities	(572,183)	(102,200)
Financing Activities
Cash dividends paid on Class A common stock	(24,588)	(24,503)
Cash dividends paid on preferred stock	(11,081)	(11,081)
Tax withholdings on stock-based compensation	(15,952)	(12,271)
Net change in unsecured revolving facilities	2,170,000	30,000
Net change in commercial paper balance	(315,100)	888,500
Proceeds from debt financings	100,000	199,950
Payments in reduction of debt financings	(1,857,406)	(1,477,864)
Debt issuance costs	(47)	(1,385)
Security deposits and maintenance reserve receipts	120,734	114,436
Security deposits and maintenance reserve disbursements	(13,100)	(7,419)
Net cash provided/(used in) by financing activities	153,460	(301,637)
Net increase/(decrease) in cash	84,614	(15,491)
Cash, cash equivalents and restricted cash at beginning of period	469,950	476,104
Cash, cash equivalents and restricted cash at end of period	$554,564	$460,613
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $11,277 and $7,860 at March 31, 2026 and 2025, respectively	$217,861	$237,890
Cash paid for income taxes	$2,143	$38
Supplemental Disclosure of Noncash Activities
Buyer furnished equipment, capitalized interest and deposits on flight equipment purchases applied to acquisition of flight equipment and other assets	$197,492	$214,047
Flight equipment subject to operating leases reclassified to flight equipment held for sale	$628,925	$60,572
Transfer of flight equipment to investment in sales-type lease	$21,674	$33,778
Cash dividends declared on Class A common stock, not yet paid	$24,731	$24,587